Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use and incorporation by reference in this Post-Qualification Amendment to Form 1-A pursuant to Regulation A of the Securities Act of 1933 for the period ended December 31, 2022, of our reports dated May 1, 2023, relating to the financial statements of YS RE RAF I LLC, Alterra Owner, LLC, Avion Owner, LLC, and Centennial Olympic 336 Property, LP.

/s/ DELOITTE & TOUCHE LLP

New York, NY

May 1, 2023